Exhibit 10.2

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 2, 2020 (the “Effective Date”), between Diamond S Management LLC, a limited liability company organized under the laws of the Marshall Islands (the “Company”), and Kevin Kilcullen (“Executive”).

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to remain employed with the Company, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                  Term. The Company agrees to continue to employ Executive, and Executive agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date hereof and ending on the second anniversary thereof (such period, the “Term”), unless such employment is earlier terminated in accordance with this Agreement. Notwithstanding the foregoing, the Term shall automatically be extended for additional one-year periods, unless, at least 60 days prior to the end of the then existing Term, either party hereto gives written notice to the other party that it does not desire the Term to be so extended.

2.                  Position, Duties and Responsibilities.

(a)                During the Term, Executive shall serve as the Chief Financial Officer of the Company. Executive’s principal work location shall be at the Company’s offices at 33 Benedict Place, Greenwich, CT USA. Executive shall report directly and solely to the Chief Executive Officer of the Company (the “CEO”) and shall have the duties customarily assigned to the chief financial officer of a public company operating in the Company’s industry.

(b)                During the Term, Executive shall devote substantially all his working time to the business of the Company and Diamond S Shipping Inc., a Marshall Islands corporation and sole owner of the Company (the “Parent”), and each and all of the Company’s and the Parent’s respective direct and indirect affiliates and subsidiaries (collectively, the “Company Group”). Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to (i) serve as a director or an officer of, or otherwise participate in, non-profit, educational, social welfare, religious and civic organizations, (ii) subject to the advance written approval of the CEO, serve as a director of a for-profit entity or (iii) manage his personal, financial (to the extent Executive makes passive investments only) and legal affairs, in each case, so long as any such activities do not unreasonably interfere with the performance of his duties and responsibilities to the Company and the Company Group and comply with the conflict-of-interest policies established by the Company and the members of the Company Group.

(c)                Executive shall at all times comply with and be subject to all applicable law, rules and regulations and such policies and procedures as the Company, the Parent and Diamond S Management LLC, a limited liability company organized under the laws of Delaware (the “Delaware Entity”) may establish from time to time for the executives of the Company, the Parent and the Delaware Entity, including, without limitation the Code of Business Conduct and Ethics as adopted by the Parent, and, to the extent made known to Executive in writing, any other policy adopted by a member of the Company Group applicable to Executive , in each case as amended from time to time.

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(d)                Executive acknowledges and agrees that Executive has a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and the Company Group and to do no act that could, directly or indirectly, injure the business, interests, or reputation of the Company or the members of the Company Group. In furtherance of the foregoing, Executive will present to the CEO of the Company or other member of management all material business opportunities or ventures made known to Executive, independently or with others, that are within the business purposes of the Company and/or the Company Group, including, without limitation, opportunities that may compete with the Company or the members of the Company Group and could reasonably be expected to be implemented by the Company and/or the Company Group.

3.                  Compensation and Benefits.

(a)                Base Salary. During the Term, Executive shall be paid an annual base salary of $450,000 (“Base Salary”). The Base Salary shall be payable monthly in accordance with the Company’s regular payroll practices. During the Term, the Base Salary shall be reviewed annually and is subject to upward adjustment, but in no event shall the Company pay Executive a Base Salary less than that set forth above.

(b)                Bonus. During the Term, Executive shall have an opportunity to earn a cash bonus (“Annual Bonus”) for each fiscal year during the Term with a target amount of at least 70% of Executive’s Base Salary for the current fiscal year (“Target Bonus”). The Annual Bonus shall be subject to performance goals determined each fiscal year by the Board of Directors of the Parent (the “Board”) (or the applicable committee or sub-committee to which such authority has been delegated), of which 70% of the applicable Target Bonus shall be subject to goals based on the Parent’s performance and 30% of the applicable Target Bonus shall be subject to goals based on Executive’s individual performance. The aggregate amount of any Annual Bonus actually payable to Executive hereunder, if any, shall be determined by the Board (or the applicable committee or sub-committee to which such authority has been delegated) in its reasonable discretion as soon as practicable following the end of the applicable fiscal year, and shall be paid no later than the 15th day of the third month following such fiscal year end. In order to be eligible for any Annual Bonus, Executive must be in the active employ of the Company as of December 31 of the applicable fiscal year.

(c)                Equity Compensation. During the Term beginning in fiscal year 2020, Executive shall be eligible to receive annual grants of long-term incentive awards (“LTIP Awards”) under the Parent’s 2019 Equity and Incentive Compensation Plan, as may be amended or superseded. Executive’s target LTIP Award opportunity with respect to each fiscal year shall be at least 100% of Executive’s Base Salary. The other terms and conditions of such LTIP Awards (including the mix of award types and vesting provisions) shall be substantially similar to the terms and conditions provided to other senior executives of the Company.

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(d)                Retirement, Savings and Welfare Plans. During the Term, Executive shall be eligible to participate in the retirement, savings, health and welfare benefit and perquisite and fringe benefit plans, programs, policies and practices substantially similar to those offered to other senior executives of the Company or the members of the Company Group.

(e)                Vacation. During the Term, Executive shall be entitled in accordance with Company policies to take 25 days of paid vacation and 5 paid sick days per calendar year.

(f)                 Reimbursement of Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable business expenses, including travel expenses, incurred by Executive in the performance of Executive’s duties, to the extent reimbursable in accordance with the applicable policies or practices of the Company, including the presentation of satisfactory statements of such expenses, and such reimbursements shall be made to Executive at such times as in accordance with the applicable policies or practices of the Company.

(g)               One-Time Expenses. The Company shall reimburse Executive in an aggregate amount not to exceed $50,000 for reasonable out-of-pocket expenses (other than relocation-related expenses but including legal expenses) incurred in 2019 and 2020 in connection with his accepting and commencing employment with the Company and entering into this Agreement subject to receipt of satisfactory documentation that such expenses were incurred by Executive.

(h)               Insurance and Indemnification. The Company, the Parent or other appropriate member of the Company Group shall maintain Directors and Officers Insurance during the Term. Further, Executive shall be subject to Paragraph 7(d) of the Amended and Restated Limited Liability Company Agreement of Diamond S Management LLC (a Marshall Islands Limited Liability Company) dated August 20, 2009 (the “LLC Agreement”), in respect of indemnification.

4.                  Termination of Employment During the Term.

(a)                Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment for Disability. For purposes of this Agreement, “Disability” means, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, Executive’s being unable to engage in any substantial gainful activity for any consecutive period of six months or any non-consecutive periods aggregating six months or more in any 12-month period.

(b)                Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, “Cause” means:

(i)	the willful and continued failure by Executive to substantially perform Executive’s duties with the Company and the Company Group (other than any such failure resulting from Executive’s incapacity due to physical or mental illness);

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(ii)	Executive has failed to follow the lawful reasonable directives of the CEO or the Board;

(iii)	gross negligence or willful misconduct by Executive in the execution of Executive’s duties hereunder;

(iv)	Executive has materially breached any material policy or code of conduct of the Company or any member of the Company Group to which he is subject;

(v)	Executive has engaged in the use of illegal drugs, the persistent excessive use of alcohol or any other willful activity that materially impairs Executive’s ability to perform his duties hereunder or results in conduct bringing the Company or the members of the Company Group into substantial public disgrace or disrepute;

(vi)	indictment or conviction of Executive of, or a plea by Executive of nolo contendere to, a felony (or the equivalent thereof in a jurisdiction other than the United States) or any other crime of moral turpitude, other than, for the avoidance of doubt, minor traffic offenses;

(vii)	Executive has engaged in fraudulent or criminal activity (whether or not prosecuted) in the course of Executive’s employment; or

(viii)	a material breach by Executive of this Agreement.

“Cause” under Section 4(b)(i), (ii), (iv) or (viii) shall not exist until and unless the Company has given Executive notice of the applicable breach. Such notice shall specifically delineate such claimed breach and shall inform Executive that he is required to cure such breach (if curable and non-recurring) within 10 days (the “Cause Cure Period”) after such notice is given. If such breach is not so cured (or is not curable), the Company may terminate Executive for Cause under Section 4(b)(i), (ii), (iv) or (viii). If such breach is cured within the Cause Cure Period, Cause shall not exist for purposes of Section 4(b)(i), (ii), (iv) or (viii) with respect to such breach.

(c)                Good Reason. Executive may terminate Executive’s employment for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence, without Executive’s written consent, of any of the events or circumstances set forth in clauses (i) through (iv) below:

(i)	the assignment to Executive of a title or duties inconsistent in any material respect with Executive’s title, position, authority or responsibilities set forth in this Agreement, or any other action or omission by the Company, in either case which results in a material diminution in such title, position, authority or responsibilities;

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(ii)	a material reduction in Executive’s Base Salary below $450,000 annually, Target Bonus below 70% of Executive’s Base Salary or target LTIP Award below 100% of Executive’s Base Salary;

(iii)	a relocation of Executive’s principal work location by more than 50 miles (unless such relocation does not result in a material increase in distance from Executive’s residence to Executive’s principal work location); or

(iv)	any other material breach by the Company of this Agreement.

“Good Reason” shall not exist until and unless Executive has given the Company notice of the applicable event within 90 days of the date Executive knows or reasonably should have known of the initial existence of such event. Such notice shall specifically delineate such claimed breach and shall inform the Company that the Company shall have 30 days during which it may cure such breach (the “Good Reason Cure Period”) after such notice is given. If such breach is not so cured or disputed in writing by the Company during the Good Reason Cure Period, Executive may resign for Good Reason within 30 days after the end of the Good Reason Cure Period. If such breach is cured within the Good Reason Cure Period, Good Reason shall not exist hereunder with respect to such breach.

(d)               Without Cause or Without Good Reason. The Company may terminate Executive’s employment without Cause and Executive may terminate his employment without Good Reason upon written notice at any time; provided, however, Executive shall be required to give the Company 30 days’ notice prior to any resignation without Good Reason (which notice period the Company may elect to waive).

(e)                Expiration of the Term. Unless earlier terminated, Executive’s employment shall terminate automatically upon the expiration of the Term. In the event that Executive’s employment so terminates as a result of the Company’s election not to renew the Term, such termination of employment shall be deemed to be a termination by the Company without Cause for purposes of Section 5.

(f)                 Notice of Termination. Any termination of Executive’s employment hereunder by the Company for Cause or due to Disability or by Executive for Good Reason shall be communicated by an executed Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Cause or Good Reason that requires a Cause Cure Period or a Good Reason Cure Period, as applicable, shall not be before the expiration of any such period). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, to assert such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

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(g)                Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination, (ii) if Executive’s employment is terminated by the Company other than for Cause or due to Disability, the date on which the Company notified Executive of such termination, (iii) if Executive resigns without Good Reason, the date specified by Executive, which shall not be earlier than 30 days after the date Executive provides such notice; provided, however, the Company may waive such notice period, in which case the Date of Termination shall be any earlier date selected by the Company, (iv) if Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination, (v) if Executive’s employment is terminated by reason of death, the date of Executive’s death or (vi) in the event of Executive’s termination pursuant to Section 4(e), the scheduled expiration of the Term.

5.                 Obligations of the Company Upon Termination. Following any termination of Executive’s employment hereunder, Executive shall not be otherwise compensated for the loss of employment or the loss of any rights or benefits under this Agreement or any such plans and programs, except as provided below:

(a)                Good Reason; Other Than for Cause; Death; Disability. Except as provided in Section 5(b), if, during the Term, Executive’s employment is terminated (1) by the Company other than for Cause, (2) by Executive for Good Reason or (3) due to Executive’s death or Disability, then, subject to Executive’s (or Executive’s estate’s) execution, delivery and non-revocation of a general release of claims against the Company and other released parties in the form attached hereto as Annex A (the “Release”) that becomes irrevocable in accordance with its terms no later than 55 days after the Date of Termination, then Executive (or, in the event of Executive’s death, Executive’s heirs) shall be entitled to receive the following payments and benefits:

(i)	the Company shall pay an amount to Executive equal to Executive’s Base Salary for a period of 24 months, with one-half of such amount (the “First Severance Payment”) being paid in the form of 12 equal monthly installments, with all such installments being paid within one year of the Date of Termination, and the other half of such amount (the “Second Severance Payment”) being paid in the calendar year following the calendar year in which the Date of Termination takes place (the “Subsequent Calendar Year”), with the Company retaining the sole discretion to pay the Second Severance Payment in installments over the Subsequent Calendar Year or in lump sum on a date within the Subsequent Calendar Year; provided, however, that (A) until the 60th day following the Date of Termination, all installments in respect of the First Severance Payment that would otherwise be made during such 60-day period shall instead be withheld and paid on such 60th day subject to the Release becoming irrevocable as provided above, and no payment in respect of the Second Severance Payment shall be paid during such 60-day period, and (B) in the event Executive materially breaches Executive’s obligations under Section 6(a), (b), (c) or (d), the Company shall cease to be required to provide the payments specified in this Section 5(a)(i);

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(ii)	for a period of 12 months following the Date of Termination, or until Executive becomes eligible for coverage under the group health plans of a successor employer, if earlier, the Company shall reimburse Executive for the premiums to continue Executive’s group health, dental and vision insurance under the Company’s plans under the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided the Company has received any satisfactory documentation needed to verify that payments to the insurer were made; provided, however, that (A) until the 60th day following the Date of Termination, all installments that would otherwise be made during such 60-day period shall instead be withheld and paid on such 60th day subject to the Release becoming irrevocable as provided above, (B) in the event Executive materially breaches Executive’s obligations under Section 6(a), (b), (c) or (d), the Company shall cease to be required to provide the payments specified in this Section 5(a)(ii), and (C) that if at any time the Company determines, in its sole discretion, that the reimbursement of the premiums as provided in this paragraph would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the reimbursement for premiums under the plan, the Company shall instead pay Executive a fully taxable cash payment equal to the premiums for that month (or, in the case of a self-funded plan, the monthly cost of such coverage), subject to withholdings and deductions, provided Executive has not become eligible for coverage for that month under the group health plans of a successor employer, and in no event shall any payment described in this clause (C) be made after the last day of the Subsequent Calendar Year;

(iii)	the Company shall pay to Executive a single lump-sum cash amount equal to the cost of premiums under COBRA for a period of six months (the “Lump-Sum COBRA Amount”), payable in the Subsequent Calendar Year on the date that is 12 months following the Date of Termination, subject to applicable withholdings and deductions; provided, however, that (A) Executive shall not be entitled to any payment under this Section 5(a)(iii) in the event, prior to the date such payment is made, Executive (1) becomes eligible for coverage under the group health plans of a successor employer or (2) materially breaches Executive’s obligations under Section 6(a), (b), (c) or (d) of this Agreement, and (B) if, after the date that is 12 months following the Date of Termination but prior to the date that is 18 months following the Date of Termination, Executive (1) becomes eligible for coverage under the group health plans of a successor employer, or (2) materially breaches Executive’s obligations under Section 6(a), (b), (c) or (d) of this Agreement, Executive shall repay to the Company, within 30 days of the applicable triggering event, an amount equal to the Lump-Sum COBRA Amount multiplied by the percentage of such six-month period remaining after the occurrence of the applicable triggering event;

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(iv)	the Company shall treat all outstanding LTIP Awards or other equity or incentive awards held by Executive in accordance with the terms of the applicable plan and award agreements; and

(v)	to the extent not previously paid or provided, the Company shall pay to Executive his Base Salary through the Date of Termination and any other amounts or benefits required to be paid or provided or that Executive is eligible to receive pursuant to the terms and conditions of the Company’s applicable employee benefit plans and programs, including accrued but unused vacation time, unreimbursed business expenses and any earned but unpaid Annual Bonus (such other amounts and benefits, the “Accrued Rights”).

(b)               Change in Control. (i) If, during the Term, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the two-year period beginning on the date of consummation of a Change in Control (as defined below), then in lieu of the amounts described in Section 5(a), Executive shall be entitled to receive the following payments and benefits subject to execution, delivery and non-revocation of the Release that becomes irrevocable in accordance with its terms no later than 55 days after the Date of Termination:

(A)	the Company shall pay to Executive a single lump-sum cash amount equal to 24 months of Executive’s Base Salary, which shall be payable on the 60th day following the Date of Termination; provided, however, that in the event such Change in Control does not constitute a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as set forth in Treas. Reg. Section 1.409A-3(i)(5), such amount shall instead be paid as set forth in Section 5(a)(i);

(B)	the Company shall pay to Executive a single lump-sum cash amount equal to Executive’s Target Bonus for the year in which the Date of Termination occurs, which shall be payable on the 60th day following the Date of Termination;

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(C)	the Company shall pay to Executive a single lump-sum cash amount equal to the cost of premiums under COBRA for a period of 18 months following the Date of Termination, which shall be payable on the 60th day following the Date of Termination and subject to withholdings and deductions; provided, however, that in the event such Change in Control does not constitute a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as set forth in Treas. Reg. Section 1.409A-3(i)(5), such amount shall instead be paid as set forth in Section 5(a)(ii) and (iii);

(D)	the Company shall treat all outstanding LTIP Awards or other equity or incentive awards held by Executive in accordance with the terms of the applicable plan and award agreements; and

(E)	the Company shall provide to Executive the Accrued Rights.

(ii)	Notwithstanding any other provision in this Agreement or any other agreement, contract, or understanding entered into by Executive with the Company or any member of the Company Group, in the event that it is determined by the reasonable computation by tax counsel or a nationally recognized certified public accounting firm that shall be selected by the Company and engaged at its expense (such tax counsel or accounting firm, the “Accountant”) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by the Company or any member of the Company Group to or for Executive’s benefit under this Agreement or any other formal or informal plan or other arrangement, contract or understanding (including any payment, distribution, benefit or entitlement made by any person or entity effecting a change of control), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 5(b)(ii) would be payable to Executive, exceeds the greatest amount of Parachute Payments that could be paid to Executive without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, the “Excise Tax”), then the aggregate amount of Parachute Payments payable to Executive shall not exceed the amount that produces the greatest after-tax benefit to Executive after taking into account any federal, state, local, Excise Tax and/or other applicable taxes to be payable by Executive in respect of such payments. For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to Executive, if doing so would place Executive in a better net after-tax economic position as compared with not doing so (taking into account the federal, state, local, Excise Tax and/or other applicable taxes payable in respect of such Parachute Payments). The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case in reverse order beginning with payments or benefits that are to be paid the furthest in time from the date of the Accountant’s determination. For purposes of making the calculations required by this paragraph, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code and shall make reasonable use of all available exemptions (including valuation of all applicable non-competition covenants).

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(iii)	For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(A)	any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) of 35% or more of either (i) the then-outstanding common stock of the Parent (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Directors”) of the Board (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (1) any issuance by the Parent, (2) any acquisition by the Parent or any of its affiliates (as defined below), (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any of its affiliates or (4) any acquisition pursuant to a transaction that complies with (C)(1), (2) and (3) below;

(B)	a majority of the Directors are not Incumbent Directors (as defined below);

(C)	consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Parent or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Parent or the acquisition of assets or securities of another entity by the Parent or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (1) the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries), (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company Group or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (3) a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

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(D)	approval by the stockholders of the Parent of a complete liquidation or dissolution.

(iv)	For purposes of this Agreement, “affiliate” of any Person means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” (including, with the correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

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(v)	For purposes of this Agreement, “subsidiary” of any Person means a corporation, company or other entity (A) more than 50% of whose outstanding shares or securities (representing the right to ordinarily vote for the election of directors or other managing authority) are, or (B) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, at such applicable time, owned or controlled, directly or indirectly, by such Person.

(vi)	For purposes of this Agreement, “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Parent’s stockholders or appointment was approved by majority vote of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Parent in which such individual is named as a nominee for Director without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(vii)	For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(c)                Cause; Other Than for Good Reason; Expiration of Term. If, during the Term, Executive’s employment shall be terminated for Cause or Executive terminates employment without Good Reason (and other than due to Executive’s death or Disability), or such employment terminates due to Executive’s election not to renew the Term, the Company shall provide to Executive the Accrued Rights and shall have no other obligations to Executive under this Agreement.

(d)               Executive COBRA Obligations. If Executive is entitled to COBRA reimbursement or payment above, Executive must immediately notify the Company if Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for continued coverage under COBRA under the Company Group’s group health, dental and vision plans during the period of 18 months following the Date of Termination. Any applicable COBRA premiums that are paid under this Agreement will not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

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6.                  Covenants.

(a)                Non-Competition. Executive hereby agrees that during the Term and for a period of one year after the termination for any reason of Executive’s employment (the “Relevant Period”), Executive shall not, directly or indirectly, provide services, whether as principal, agent, director, officer, employee, consultant, advisor, shareholder, partner, member or otherwise, alone or in association with any other person, corporation, partnership, limited liability company, sole proprietorship or unincorporated business or any non-U.S. business entity (whether or not for profit) (any such entity, a “Business”), to any Competing Business (as defined below); provided, however, that Executive may provide services to a Competing Business that is engaged in one or more businesses other than the Business Area (as defined below) but only to the extent that Executive does not provide services, directly or indirectly, to the segment of such Competing Business that is engaged in the Business Area. For purposes of this Agreement, the term “Competing Business” shall mean any Business engaged in the Business Area. For purposes of this Agreement, the term “Business Area” shall mean the international flag marine transportation of crude oil and petroleum products. Nothing in this Section 6(a) shall be construed as denying Executive the right to own securities of any corporation listed on a national securities exchange in an amount up to 3% of the outstanding number of such securities. The Company reserves the right to pay Executive his Base Salary during the Relevant Period (or such lesser time that the Company determines in its discretion) in the event Executive resigns without Good Reason, but such payment shall not impose any additional restrictions or obligations on Executive under this Agreement, unless otherwise agreed to by Executive.

(b)                Non-Solicitation. Executive hereby agrees that during the Term and for the Relevant Period, Executive will not, directly or indirectly, solicit or induce (i) any person who is employed by any member of the Company Group or was so employed within the six-month period prior to the Termination Date to discontinue such person’s employment with any member of the Company Group, nor will Executive employ any such person or (ii) any customer of any member of the Company Group to discontinue or reduce its business with any member of the Company Group (either through the transition of such business to a competitor of any member of the Company Group or otherwise). General solicitation of the public for employment will not constitute a solicitation hereunder so long as such general solicitation does not target any such person.

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(c)                Confidential Information. Executive shall use reasonable efforts and diligence both during the Term and after the termination of Executive’s employment for any reason to protect the confidential, trade secret and/or proprietary character of all Confidential Information and Trade Secret Information (as defined below). Executive shall not, directly or indirectly, use (for Executive’s benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of Executive’s duties for the Company. For purposes of this Agreement, “Confidential Information” shall mean all confidential information of any member of the Company Group, regardless of the form or medium in which it is or was created, stored, reflected or preserved, information that is either developed by Executive (alone or with others) or to which Executive shall have had access during any employment with the Company or any other member of the Company Group. Confidential Information includes, but is not limited to, Trade Secret Information, and also includes information that is learned or acquired by any member of the Company Group from others with whom the Company Group has a business relationship in which, and as a result of which, such information is revealed to any member of the Company Group. For purposes of this Agreement, “Trade Secret Information” shall mean all information, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that: (A) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company Group’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting any member of the Company Group’s strategic plans and activities; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures. Executive understands that Confidential Information and/or Trade Secret Information may or may not be labeled as such, and Executive shall treat all information that appears to be Confidential Information and/or Trade Secret Information as confidential unless otherwise informed or authorized by the Company. Nothing in this Agreement shall be construed to mean that the Company owns any intellectual property or ideas that were conceived by Executive before Executive commenced employment with the Company and which Executive has previously disclosed to the Company.

(i)	Executive agrees that both during the Term and after the termination of Executive’s employment for any reason, if Executive is legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information, Executive shall promptly notify the Company of such request or requirement so that the Company or other member of the Company Group may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Section 6(c). Thereafter, Executive shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Executive is compelled to disclose the Confidential Information or Trade Secret Information or else stand liable for contempt or suffer other sanction, censure or penalty, Executive shall disclose only so much of the Confidential Information or Trade Secret Information to the party compelling disclosure as Executive believes in good faith, on the basis of advice of counsel, is required by law, and Executive shall give the Company prior notice of the Confidential Information or Trade Secret Information Executive believes Executive is required to disclose. The Company shall reimburse any reasonable legal fees and related expenses Executive incurs in order to comply with this Section 6(c)(i).

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(ii)	Nothing in this Section 6(c) or elsewhere in this Agreement prohibits Executive from: (A) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (B) providing Confidential Information, Trade Secret Information, information about this Agreement or the Company or any of its subsidiaries or any similar information to the SEC, or providing the SEC with information that would otherwise violate any section of this Agreement, to the extent permitted by Section 21F of the Exchange Act; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (D) receiving a monetary award as set forth in Section 21F of the Exchange Act. In addition, Executive is advised that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information, Trade Secret Information, information about this Agreement or the Company or its subsidiaries or any similar information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

(d)               Non-Disparagement. During the Term and after the termination of Executive’s employment for any reason, (i) Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or any member of the Company Group, any of their current or former clients, customers or businesses, or any of their current or former directors, officers, employees or shareholders and (ii) the Company Parties (as defined below) shall not make any oral or written negative, disparaging or adverse statements or representations of or concerning Executive; provided, however, that nothing herein shall prohibit (A) critical communications between Executive and the Company or Company Parties during the Term and in connection with Executive’s employment, (B) Executive or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (C) either party from acting in good faith to enforce such party’s rights under this Agreement, including putting a future employer on notice of Executive’s restrictive covenants and compliance therewith. For purposes of this Agreement, the term “Company Parties” shall mean the executive officers and designated spokespersons of any member of the Company Group, acting in their capacity as representatives of the Company Group.

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(e)               Intellectual Property. Executive agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions, computer software and other things of value (“Intangible Rights”), if patented or subject to a patent application or intellectual property protection and Confidential Information and Trade Secrets, which are or have been conceived, made, invented or suggested, either by Executive alone or in collaboration with others, during his employment with the Company and relating to the business of the Company Group, have been and will be promptly disclosed in writing to the Company and are and will be the sole and exclusive property of the Company and the Company Group. Executive hereby assigns to the Company and the Company Group all of Executive’s right, title and interest in and to all such intangible rights that are patented or subject to a patent application by the Company or any member of the Company Group and their successors or assigns, and in and to Confidential Information. In the event that any of said Intangible Rights will be deemed by the Company or any member of the Company Group to be patentable or otherwise registerable under any federal, state, or foreign law, Executive further agrees that, at the expense of the Company or the Company Group, Executive will execute all documents and do all things necessary, advisable, or proper to obtain such patents or registrations, and to vest in the Company and the Company Group full title thereto. Executive agrees that all right, title and interest in any and all copyrights, copyright registrations and copyrightable subject matter that occur as a result of Executive’s employment with the Company are and will be the sole and exclusive property of the Company and the Company Group, and agrees that such works comprise “works for hire.” Executive hereby assigns and agrees to assign to the Company and the Company Group all right, title and interest in and to any and all such copyrights, copyright registrations, copyrightable subject matter that occur as a result of such employment.

(f)                 Return of Company Property. Other than as permitted by the CEO in writing, all documents (including Confidential Information), data, recordings or other property, including smartphones, tablets, computers and other business equipment, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of his employment with the Company shall remain the exclusive property of the Company and the Company Group, and Executive shall return all such property, documents and information upon any termination of his employment and as otherwise requested by the Company or any member of the Company Group during the Term.

(g)               Resignation from Offices. Upon termination of Executive’s employment for any reason, Executive agrees to resign, effective as of the Date of Termination, from any positions that Executive holds with the Company and the other members of the Company Group, including the Board (and any committees thereof) and the board of directors or other governing body (and any committees thereof) of any of the members of the Company Group. Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company or any member of the Company Group, but shall be treated for all purposes as having so resigned upon termination of employment, regardless of when or whether Executive executes any such documentation.

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(h)               Reasonableness. Executive acknowledges that, in his capacity as a senior executive of the Company, Executive will have significant exposure and access to the Company’s and the Company Group’s Confidential Information and Trade Secret Information. In addition, Executive acknowledges that information regarding the Company’s and Company Group’s business and financial relations with its vendors and customers is Confidential Information and is proprietary to the Company and the Company Group and that any interference with such relations based directly or indirectly on the use of such information would cause immeasurable and irreparable damage to the Company and the Company Group. Furthermore, Executive acknowledges that information regarding the Company’s and the Company Group’s employment relationships and service arrangements with its directors, officers and employees is Confidential Information, that the Company and the members of the Company Group depend upon the unique talents, knowledge and expertise of their directors, officers and employees for its continued performance and that interference with such employment relationships or service arrangements would cause immeasurable and irreparable damage to the Company and the Company Group. Therefore, Executive acknowledges that the limitations and obligations contained in this Section 6 are, individually and in the aggregate, reasonable and properly required by the Company and the Company Group. Executive agrees that Executive shall not challenge or contest the reasonableness, validity or enforceability of any such limitations and obligations.

7.                  Injunctive Relief. Executive acknowledges that a violation on Executive’s part of any of the covenants contained in Section 6 would cause immeasurable and irreparable damage to the Company and the Company Group in an amount that would be material but not readily ascertainable, and that any remedy at law would be inadequate. Accordingly, Executive agrees that the Company and the members of the Company Group (in addition to any other rights they may have under this Agreement) shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies they may have. Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of Section 6 hereof is void or constitutes an unreasonable restriction against Executive, the provisions of such Section 6 shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to remain in force and effect for the greatest period and to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances. Additionally, in the event of a breach or violation by Executive of Section 6, the applicable Relevant Period set forth in Section 6 will be tolled until such breach or violation has been cured.

8.                  Miscellaneous.

(a)               Notices. Except as otherwise required by law, any written notice hereunder will be deemed validly given, made or served (i) on the date on which it is delivered personally, (ii) five business days after it will have been sent by registered or certified mail (receipt requested and postage prepaid), or (iii) one business day after it is sent by a recognized overnight courier (charges prepaid).

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If to the Company, addressed to:

Diamond S Management LLC
33 Benedict Place, 2nd Floor
Greenwich, CT 06830
United States of America
Attention:	Chief Executive Officer
Group General Counsel

Copy to (which shall not constitute notice):

Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention:	Lawrence Rutkowski
Anne C. Patin

If to Executive:

The most recent address on file with the Company.

(b)                Withholding. All payments to be made to Executive hereunder will be subject to all applicable required withholding of federal, state, local and foreign taxes, including income and employment taxes.

(c)                Governing Law. This Agreement and any disputes arising hereunder or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to its conflicts of law principles.

(d)                Jurisdiction. Each party irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with Executive’s employment, this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct, discrimination, retaliation or otherwise) shall be brought exclusively in the federal and state courts located in Fairfield County, Connecticut, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding. The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in such court. The parties agree not to commence any action arising out of or relating to Executive’s employment or this Agreement in a forum other than the forum described in this Section 8(d). Each party shall pay its own costs, legal, accounting and other fees and all other expenses associated with enforcing its rights under this Agreement.

(e)                Amendment. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the parties hereto. The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof. A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.

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(f)                Assignment; Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, and any assignment in violation of this Agreement shall be void. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, successors, assigns and legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. No such assignment will be deemed to be a termination of employment by the Company without Cause or by Executive for Good Reason. Without limiting the foregoing, the parties hereto agree that the Company may assign this Agreement to the Delaware Entity.

(g)                Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

(h)                Construction. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. As used in this Agreement, words such as “herein”, “hereinafter”, “hereby” and “hereunder”, and words of like import, refer to this Agreement, unless the context requires otherwise. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

(i)                 Sections 409A and 457A of the Code.

(i)	It is intended that the payments and benefits under this Agreement comply with Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) and, to the extent applicable, Section 457A of the Code and the regulations promulgated thereunder (“Section 457A”), and, accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A and, to the extent applicable, Section 457A, all in a manner intended to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A and, to the extent applicable, Section 457A. In no event whatsoever shall the Company or any other member of the Company Group be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A and/or Section 457A or damages for failing to comply with Section 409A and/or Section 457A.

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(ii)	Neither Executive nor any of his creditors (other than the Company and the members of the Company Group) or beneficiaries shall have the right to subject any “nonqualified deferred compensation” (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any member of the Company Group (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any “nonqualified deferred compensation” (within the meaning of Section 409A) payable to Executive under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Company or any member of the Company Group.

(iii)	Notwithstanding anything to the contrary in this Agreement, if, at the time of Executive’s separation from service (within the meaning of Section 409A), (A) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable under the Company Plans constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company and the Company Group shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of Executive’s employment unless such termination is also a “separation from service” (within the meaning of Section 409A) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iv)	For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treas. Reg. Section 1.409A-2(b)(2)(iii).

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(v)	Notwithstanding anything to the contrary in this Agreement, to the extent that reimbursements or other in-kind benefits provided under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (1) the reimbursements or other in-kind benefits provided to Executive under this Agreement and any Company Plan during any calendar year shall not affect the reimbursements or other in-kind benefits to be provided to Executive in any other calendar year, (2) the right to such reimbursements or other in-kind benefits cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto, and (3) reimbursement payments shall be made to Executive in accordance with the applicable policies of the Company and the Company Group, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(j)                 No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time.

(k)                Severability. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement will be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application of any such term, provision, covenant, or remedy to any person, association, or entity or circumstances will, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy will be construed or re-written in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application of the remaining provisions of this Agreement to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, will remain in full force and effect.

(l)                 Entire Agreement. This Agreement and the other agreements and arrangements referred to in this Agreement supersede and replace any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement and the Annex hereto (collectively, the “Employment Documents”) constitute the entire agreement of the parties with regard to the terms of Executive’s employment, termination of employment, and severance benefits, and contain all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Executive acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters that is not embodied in the Employment Documents, and that no agreement, statement, or promise relating to the employment of Executive by the Company that is not contained in the Employment Documents will be valid or binding. Executive acknowledges that neither the Company and/or any member of the Company Group, nor any representative of the Company and/or any member of the Company Group, has made and Executive has not relied upon any representation or promise to Executive other than as expressly set forth herein. Executive represents that he has complied with all restrictive covenants, obligations of confidentiality, and intellectual property provisions contained in any prior employment agreement between Executive and the Company, any member of the Company Group, or any prior employer.

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(m)               Waiver of Punitive Damages. The parties recognize and acknowledge, and hereby expressly waive, any right any of them may have to punitive damages, except as provided by statute or otherwise required by law.

(n)                Cooperation. During any period during which any post-employment payments or other monies are being paid to Executive under this Agreement after the Date of Termination, Executive will provide to the Company and the Company Group reasonable levels of assistance to the Company and the Company Group in answering questions or otherwise cooperating concerning the business of the Company and the Company Group, transition of responsibility, or litigation; provided that (i) Executive will be fully and promptly reimbursed for all out of pocket travel and related expenses of Executive reasonably incurred in connection with such assistance and (ii) any such assistance will not interfere or conflict with the obligations that Executive may owe to any other employer.

9.                  Acknowledgement. Executive represents that he is fully competent to manage his business affairs, he has read this document carefully, he understands all of its contents, he fully understands the final and binding effect of this Agreement, he had the opportunity to consult with his attorney, and he executes this Agreement freely and voluntarily. Executive represents and acknowledges that in executing this Agreement he does not rely (and has not relied) upon any representation or statement not set forth herein made by the Company, any member of the Company Group, or the Board, or by any of their respective agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DIAMOND S MANAGEMENT LLC,

By:	/s/ Craig H. Stevenson, Jr.
Name: Craig H. Stevenson, Jr.
Title: President, Chief Executive Officer and Secretary

ALL PAYMENTS HEREUNDER GUARANTEED BY DIAMOND S SHIPPING INC.,

By:	/s/ Craig H. Stevenson, Jr.
Name: Craig H. Stevenson, Jr.
Title: President and Chief Executive Officer

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EXECUTIVE,

By:	/s/ Kevin Kilcullen
Kevin Kilcullen

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Annex A

[General Release of Claims]

This Agreement and Release (the “Agreement”) is between ________ (“Executive”) and Diamond S Management LLC, a limited liability company organized in the Marshall Islands (the “Company”).

WHEREAS, Executive and the Company entered into an employment agreement dated as of _______ (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides that Executive shall be entitled to certain payments and benefits upon the termination of Executive’s employment subject to the execution and non-revocation of a general release of claims; and

WHEREAS, Executive and the Company hereby desire to settle any and all claims Executive may have against any of the Released Parties (as defined below).

NOW, THEREFORE, the parties agree as follows:

1.                  Subject to the Company’s timely receipt of a fully executed copy of this Agreement, the expiration of the revocation period set forth in Section 9 and Executive’s compliance with the terms of this Agreement, the Company will pay Executive [to insert consideration].

2.                  The payments and benefits made hereunder shall be less applicable deductions and withholdings.

3.                  The payments and benefits set forth in Section 1 include any and all amounts due or arguably due to Executive on account of wages, bonuses, salary, separation pay, vacation pay, paid time off, sick time, business expenses, deferred compensation, profit sharing, benefits or any other form of compensation or amounts from any of the Released Parties (as defined below) under the Employment Agreement or otherwise.

4.                  (a) In exchange for the payments and benefits provided for in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, representatives and assigns, hereby forever unconditionally and irrevocably releases and discharges the Company, Diamond S Shipping Inc., Diamond S Management LLC (a Delaware limited liability company), any related or affiliated entity, their parent entities, subsidiaries, general partners, members, managing members, direct and indirect affiliates, predecessors, successors and assigns, any employee benefit plans established or maintained by any of the foregoing entities, and each and all of their current and former officers, directors, employees, trustees, agents, attorneys, plan administrators, representatives, partners, members, advisors and shareholders (collectively and individually, the “Released Parties”), from any and all claims, causes of action, complaints, agreements, promises, contracts, undertakings, covenants, guarantees, grievances, liabilities, damages, rights, obligations, expenses, debts and demands whatsoever, in law or equity, known or unknown, whether present or future and without regard to the subsequent discovery or existence of facts in addition to or different from those which Executive now knows or believes to be true, that Executive, Executive’s heirs, executors, administrators, representatives and assigns ever had, now have or hereafter can, shall or may have, for, upon or by reason of any alleged or actual matter, cause or thing from the beginning of time until the date Executive signs this Agreement, including, but not limited to, those arising out of in connection with or relating to in any way the terms and conditions of Executive’s employment, the Employment Agreement or the cessation of Executive’s employment.

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(b) Executive understands and acknowledges that by signing this Agreement Executive is waiving and releasing any and all claims Executive may have against the Released Parties concerning the terms and conditions of Executive’s employment and the termination of Executive’s employment under any federal, state, city or local law, including those prohibiting discrimination on the basis of sex, age, race, color, disability, religion, creed, national origin, ancestry, sexual orientation, pregnancy, handicap, marital status, citizenship or any other protected factor or characteristic, prohibiting discrimination for requesting or taking a family or medical leave, prohibiting discrimination with regard to benefits or any other terms and conditions of employment, or prohibiting retaliation in connection with any complaint or claim of alleged discrimination or harassment and that Executive intends to do so. As such, this release includes, but is not limited to, regardless of whether such laws apply to the Released Parties, any claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act (“WARN”), the Uniformed Services Employment and Reemployment Rights Act, the U.S. Sarbanes Oxley Act of 2002, §§ 748(h)(1), 922(h)(1) and 1057 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the New York Paid Family Leave Law, the New York State Labor Law, the New York State and City Human Rights Laws, each as amended, and any other federal, state or local statute, rule or regulation or the common law.

(c) Executive hereby intends to expressly waive and relinquish, to the fullest extent permitted by law, all claims Executive may have whether or not known or suspected to exist in Executive’s favor at the time of executing this Agreement. Executive further acknowledges that Executive is aware that Executive may hereafter discover facts in addition to or different from those which Executive now knows or believes to be true with respect to the subject matter of this Agreement, but it is Executive’s intention to, and Executive fully, finally and forever settles and releases any and all claims against the Released Parties in any forum whatsoever, relating in any way to the claims being released herein, whether known or unknown, suspected or unsuspected, which now exist, may hereafter exist, or heretofore have existed, and without regard to the subsequent discovery or existence of such different additional facts. Nothing herein, however, shall be deemed to prevent Executive from challenging this release and waiver of Executive’s rights under the ADEA solely on the grounds that this release and waiver was not made knowingly and voluntarily, as more fully set forth in Section 6 below.

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5.                  Executive represents that Executive has not filed any claim, action, lawsuit, charge, complaint, arbitration or proceeding of any kind against the Company or any of the Released Parties. Executive further covenants and agrees that Executive will not bring any claim, action, lawsuit, charge, complaint, arbitration or proceeding of any kind, at law or in equity, against the Company or any of the Released Parties arising out of, in connection with or relating to in any way the claims released in this Agreement, Executive’s employment, the termination of Executive’s employment or any other matter. In the event Executive violates this Section 5, Executive agrees to pay all costs and expenses of defending against any such claim, action, lawsuit, charge, complaint, arbitration or proceeding incurred by the Company or any of the Released Parties, including reasonable attorneys' fees. Nothing in this Section 5 or otherwise in this Agreement, however, shall limit Executive’s right, where applicable, to file an administrative charge or complaint or participate in an investigative proceeding of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency, commission or body (each a “Governmental Agency”). To the extent permitted by law, Executive agrees that Executive shall not be entitled to, and Executive waives and releases any right to, recovery of individual monetary relief or other individual remedies, including but not limited to damages, fees, costs or disbursements, from any of the Released Parties in connection with or relating to any such charge or complaint, but in no event shall such waiver limit Executive’s right to seek and obtain a whistleblower award from the SEC pursuant to Section 21F of the Securities Exchange Act of 1934. Further, nothing in this Section 5 shall prevent Executive from enforcing Executive’s rights under this Agreement.

6.                  Notwithstanding anything in the foregoing paragraphs or otherwise in this Agreement to the contrary, no penalty, condition precedent (including any requirement that Executive tender back the consideration being paid under this Agreement) or other limitation shall be imposed if Executive challenges the waiver of Executive’s rights under Section 4 or the covenant not to sue pursuant to Section 5 under the ADEA on the grounds that the waiver or covenant not to sue was not made knowingly and voluntarily. However, nothing herein shall affect the Company’s rights to seek restitution, recoupment or setoff or any other remedy in connection with any such challenge.

7.                  Notwithstanding anything in the foregoing paragraphs or otherwise in this Agreement to the contrary, nothing herein shall release any Released Party from (a) any claims or damages based on any right or claim that arises after the date Executive executes this Agreement, (b) any right that is not waivable under applicable law or (c) any right of Executive to be indemnified and held harmless pursuant to the Company’s (or any member of the Company Group’s, as applicable) charter or by-laws (including the LLC Agreement (as defined in the Employment Agreement)) and to coverage as an insured under any applicable directors and officers liability insurance policy.

8.                  Executive hereby acknowledges that:

(a)                the payments and benefits Executive will receive under this Agreement are more than Executive would have been entitled to had Executive not signed this Agreement;

(b)                Executive is hereby advised by the Company to consult with an attorney concerning the terms of this Agreement and its effect on Executive before signing it;

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(c)                Executive has in fact read this Agreement, has had an adequate opportunity to review its terms, understand its terms and consequences and is executing it freely and voluntarily; and

(d)                Executive is hereby advised that Executive has a period of at least twenty-one (21) calendar days from the date Executive received this Agreement to decide whether to sign it.

9.                  Executive understands that for a period of 7 calendar days following the execution and delivery of a signed copy of this Agreement to the Company, this Agreement may be revoked by delivering written notice revoking same within that time period to Anoushka Kachelo, General Counsel, Diamond S Shipping Inc., 33 Benedict Place, Greenwich, CT. If the Agreement is not revoked during that 7-day period, it shall become final. Should Executive revoke this Agreement, Executive understands that the Company has no obligation to provide the consideration set forth above, that Executive shall have the same rights with respect to the Company that Executive had prior to signing this Agreement, and that Executive shall have no entitlement to any amounts under this Agreement. The payments and benefits described in Section 1, if otherwise due, shall be held by the Company until the expiration of the 7-day revocation period.

10.              Executive acknowledges and reaffirms that Executive’s obligations in respect of Non-Competition, Non-Solicitation, Confidential Information, Non-Disparagement and Intellectual Property as set forth in Sections 6(a)-(e) and Cooperation under Section 8(n) of the Employment Agreement remain in full force notwithstanding the termination of Executive’s employment and Executive acknowledges and agrees that Executive has remained in full compliance with such provisions up to the date Executive signs this Agreement. The Company acknowledges and reaffirms its obligations in respect of Non-Disparagement as set forth in Section 6(d).

11.                (a) Executive understands that the confidentiality of this Agreement is important, and hereby agrees that the terms of this Agreement will not be disclosed without the prior written consent of the Company, except to Executive’s immediate family, attorney or accountant, and then only after securing the agreement of such individual to maintain the confidentiality of this Agreement, or in response to a subpoena or other legal process. Notwithstanding the foregoing, Executive may disclose the terms of Section 9 hereof and Section 6 of the Employment Agreement to any prospective employer or business partner. In the event Executive receives a subpoena related to Executive’s employment with the Company, except where prohibited by law, Executive shall promptly notify Anoushka Kachelo, General Counsel (or her successor) in writing so that the Company will have adequate time to consider and take any appropriate action to object to such disclosure or preserve the confidentiality of any information sought.

(b)                Executive agrees to cooperate fully in all respects with the Released Parties in connection with any and all existing or future claims, investigations, arbitrations, proceedings, litigations or examinations involving any of the Released Parties which relate to Executive’s service. This shall include, without limitation, making Executive available on reasonable notice for interviews and other communications with in-house and outside counsel acting on behalf of the Company in connection with any such matter and appearing without a subpoena for a deposition or to give testimony in any hearing, trial or arbitration at the request of the Company.

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(c)                Nothing in this Section 10 or elsewhere in the Agreement is intended in any way to interfere with, or shall operate to prohibit Executive from providing complete and truthful information (i) in response to a subpoena, in testifying in any action or proceeding, or in connection with any regulatory inquiry, (ii) as required or protected by law rule or regulation; or (iii) in communicating directly with any Governmental Agency or self-regulatory organization regarding a potential securities law violation without notice to the Company.

12.                (a) Executive represents that Executive has returned to the Company all property and equipment of any kind of the Company or any member of the Company Group (as defined in the Employment Agreement) in Executive’s possession or control. This includes computer equipment (hardware and software), smartphone or similar device, credit cards, office keys, security access cards, badges, identification cards and all Confidential Information (as defined in the Employment Agreement), files, documents, copies (including drafts) of any documentation or information (both electronic or hard copy, however stored), relating to the business of the Company and the members of the Company Group. Executive further represents that Executive has downloaded onto a disk or flash drive and returned to the Company any property of the Company and the members of the Company Group stored or saved on any computer, storage device or cloud storage system (excluding those at the Company’s offices) Executive has used or has had access to, and has taken all steps necessary to purge any and all property of the Company and the members of the Company Group permanently from any such computer, storage device or cloud storage system Executive has used or have had access to (excluding those at the Company’s offices).

(b) Executive hereby agrees to resign, effective as of the Date of Termination (as defined in the Employment Agreement), from any positions that Executive holds with any member of the Company Group, including the Board (as defined in the Employment Agreement) (and any committees thereof) and the board of directors or other governing body (and any committees thereof) of any of the members of the Company Group. Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company or any member of the Company Group, but shall be treated for all purposes as having so resigned upon termination of employment, regardless of when or whether Executive executes any such documentation.

(c) Executive represents that Executive has provided the Company with all log-in, password, account and other information of any kind for any documents, programs, accounts or other password protected materials of any kind in Executive’s possession or control that relate to the business of the Company or any member of the Company Group.

13.               This Agreement amicably resolves any issues between the parties and they agree that this Agreement shall neither be interpreted nor construed as an admission of any wrongdoing or liability on Executive’s part or any of the Released Parties.

14.               This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to principles of conflicts of law.

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15.               This Agreement shall be binding on and shall inure to the benefit of Executive’s heirs, executors, administrators, representatives and assigns and the Company’s successors in interest and assigns. Executive may not assign any of Executive’s rights or duties hereunder, except with the written consent of the Company. Executive represents that Executive has not assigned or attempted to assign any rights or claims Executive may have against any of the Released Parties at any time prior to signing this Agreement.

16.               Subject to Section 6, in the event that the release or covenant not to sue contained in Sections 4 and 5 of this Agreement is held to be invalid, void or unenforceable for any reason as a result of a challenge by Executive, the Company may elect to enforce the remainder of the Agreement, or cancel it and get back from Executive any consideration paid. If any other provision of this Agreement is found invalid, void or unenforceable, it will be deemed severed from this Agreement without affecting the remainder which will remain in full force and effect.

17.                Subject to Section 6, in the event Executive materially breaches this Agreement, the Company’s obligations shall cease and it shall be entitled to recover all amounts paid under this Agreement in addition to any other remedies at law or in equity it may have.

18.               This Agreement contains the entire agreement between Executive and the Company and supersedes and cancels any prior agreement or understanding between the parties on the subjects covered herein and no agreements, representations or statements of either party not contained in this Agreement shall bind that party. Executive acknowledges that neither the Company, nor any representative of the Company, has made and Executive has not relied upon any representation or promise to Executive other than as expressly set forth herein. This Agreement may be modified, or any provision waived, only in a writing signed by both parties.

19.                Executed copies of this Agreement may be delivered by facsimile, email (PDF) or other electronic means and all such copies will be deemed original copies of this Agreement.

Signature page follows.

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IN WITNESS WHEREOF, the parties have entered into this Agreement and Release.

DIAMOND S MANAGEMENT LLC

By:
[Name]
[Title]

Date

ALL PAYMENTS HEREUNDER GUARANTEED
BY DIAMOND S SHIPPING INC.

By:
[Name]
[Title]

Date

ACCEPTED AND AGREED TO:

[Name]

Date

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